Exhibit 99.1

KOHL'S CORPORATION REPORTS FINANCIAL RESULTS, INITIATES DIVIDEND AND INCREASES SHARE REPURCHASE AUTHORIZATION TO $3.5 BILLION

MENOMONEE FALLS, WI … February 24/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year ended January 29, 2011.

Net income for the quarter increased 14 percent to $493 million, or $1.66 per diluted share, compared to $431 million, or $1.40 per diluted share, a year ago.  Net sales were $6.0 billion, an increase of 6.3 percent for the quarter.  Comparable store sales for the quarter increased 4.3 percent.

For the year, net income was $1.1 billion, or $3.65 per diluted share, compared to $991 million, or $3.23 per diluted share, for fiscal 2009. Net sales increased 7.1 percent to $18.4 billion. Comparable store sales increased 4.4 percent over the prior year.

Kevin Mansell, Kohl’s chairman, president and chief executive officer, said, “We clearly outperformed our direct competition for the year, achieving the highest total sales increase for the year, leading to the largest market share gain. We improved our merchandise margins significantly through strong inventory management and successful private and exclusive brand strategies. Expenses were well managed while improving the store experience for our customers. I am very proud of our 130,000 associates and the role they played in these results and want to thank them for their hard work, loyalty and dedication in delivering on our promise to ‘expect great things’ from Kohl’s."

Mansell added, “In 2011, we expect consumers to remain very interested in value and ways to make their dollars go further and we will remain focused on increasing market share.  We are extremely pleased to be initiating a dividend and substantially increasing our share repurchase program this year, as a result of our financial strength.  We are investing prudently for the long-term in our stores - both new and remodeled - and our high-growth e-commerce business to ensure our profitable growth while returning excess cash to our shareholders.”

Capital Structure

On February 23, the Kohl’s Board of Directors declared a quarterly dividend of $0.25 per common share.   This is the first cash dividend paid to common shareholders in the Company's history.  The dividend will be paid on March 30 to all shareholders of record as of March 9.  This dividend reflects the Board’s confidence in the Company’s long-term cash flow and the Company anticipates using a portion of future free cash flow to continue to pay quarterly dividends.

Kohl’s Board of Directors also increased the Company's share repurchase authorization under its existing share repurchase program by $2.6 billion, to $3.5 billion.   Kohl’s expects to recommence share repurchases in the coming months primarily in open market transactions, subject to market conditions, and expects to complete the program by the end of fiscal 2013.

Expansion Update

Kohl’s ended the year with 1,089 stores in 49 states, including 30 which were successfully opened in 2010.  The Company also re-opened a store in Virginia which closed in January 2010 for a complete re-build.  The Company completed 85 store remodels, compared to 51 stores last year.  In fiscal 2011, the Company expects to open approximately 40 stores and remodel 100 stores.

Earnings Guidance

The Company issued its initial guidance for fiscal 2011.  Based on assumptions of a total sales increase of 4 to 6 percent and a comparable store sales increase of 2 to 4 percent, the Company expects earnings per diluted share of $4.05 to $4.25 for the year.  For the first fiscal quarter, the Company expects earnings per diluted share of $0.68 to $0.73 based on assumptions of a total sales increase of 4 to 6 percent and a comparable store sales increase of 2 to 4 percent.

Fourth Quarter 2010 Earnings Release Conference Call

Kohl’s will release its fourth quarter earnings on Thursday, February 24, 2011 at 7:00 AM EST. A conference call is scheduled at 8:30 AM EST.  Investors will have an opportunity to listen to the conference call by dialing (706) 902-0486, using Conference ID 40249720.  A replay of the call will also be accessible beginning at approximately 9:30 AM EST on February 24, until midnight EDT on March 24, 2011. To listen to the replay, dial (800) 642-1687 or (706) 645-9291, and use Conference ID 40249720.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.  To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2807929 at least ten minutes prior to the call to download and install any necessary audio software.  The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment.  Kohl’s operates its 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl’s has raised more than $150 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Senior Vice President – Public Relations, (262) 703-1464

KOHL'S CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Three Months
	(13 Weeks) Ended
		% to		% to
	January 29,	Net	January 30,	Net
	2011	Sales	2010	Sales

Net sales	$ 6,038		$ 5,682
Cost of merchandise sold	3,815	63.2%	3,612	63.6%

Gross margin	2,223	36.8%	2,070	36.4%

Operating expenses:
Selling, general, and administrative	1,242	20.5%	1,193	21.0%
Depreciation and amortization	161	2.7%	155	2.7%

Operating income	820	13.6%	722	12.7%

Interest expense, net	32	0.6%	31	0.5%

Income before income taxes	788	13.0%	691	12.2%
Provision for income taxes	295	4.8%	260	4.6%

Net income	$ 493	8.2%	$ 431	7.6%

Basic net income per share	$ 1.67		$ 1.41
Average number of shares	295		306

Diluted net income per share	$ 1.66		$ 1.40
Average number of shares	297		308

KOHL'S CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Twelve Months
	(52 Weeks) Ended
		% to		% to
	January 29,	Net	January 30,	Net
	2011	Sales	2010	Sales

Net sales	$ 18,391		$ 17,178
Cost of merchandise sold	11,359	61.8%	10,680	62.2%

Gross margin	7,032	38.2%	6,498	37.8%

Operating expenses:
Selling, general, and administrative	4,462	24.2%	4,196	24.4%
Depreciation and amortization	656	3.6%	590	3.4%

Operating income	1,914	10.4%	1,712	10.0%

Interest expense, net	132	0.7%	124	0.8%

Income before income taxes	1,782	9.7%	1,588	9.2%
Provision for income taxes	668	3.6%	597	3.4%

Net income	$ 1,114	6.1%	$ 991	5.8%

Basic net income per share	$ 3.67		$ 3.25
Average number of shares	304		305

Diluted net income per share	$ 3.65		$ 3.23
Average number of shares	306		306

KOHL'S CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

Subject to Reclassification

	January 29,	January 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 2,277	$ 2,267
Merchandise inventories	3,036	2,923
Deferred income taxes	77	73
Other	255	222

Total current assets	5,645	5,485

Property and equipment, net	7,256	7,018
Long-term investments	277	321
Favorable lease rights, net	193	204
Other assets	193	132
Total assets	$ 13,564	$ 13,160

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 1,138	$ 1,188
Accrued liabilities	1,027	1,002
Income taxes payable	127	184
Current portion of long-term debt
and capital leases	418	16

Total current liabilities	2,710	2,390

Long-term debt and capital leases	1,678	2,052
Deferred income taxes	418	377
Other long-term liabilities	656	488
Shareholders' equity	8,102	7,853
Total liabilities and shareholders' equity	$ 13,564	$ 13,160

KOHL'S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

Subject to Reclassification

	Twelve Months
	(52 Weeks) Ended
	January 29,	January 30,
	2011	2010

Operating activities
Net income	$ 1,114	$ 991
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	656	590
Share-based compensation	66	64
Excess tax benefits from share-based compensation	3	3
Deferred income taxes	38	52
Other non-cash revenues and expenses	66	52
Changes in operating assets and liabilities:
Merchandise inventories	(107)	(119)
Other current and long-term assets	(50)	(13)
Accounts payable	(50)	306
Accrued and other long-term liabilities	3	234
Income taxes	(63)	74

Net cash provided by operating activities	1,676	2,234

Investing activities
Acquisition of property and equipment
and favorable lease rights	(761)	(666)
Sales of investments in auction rate securities	42	28
Other	2	(2)

Net cash used in investing activities	(717)	(640)

Financing activities
Treasury stock purchases	(1,004)	(1)
Capital lease payments	(17)	(17)
Proceeds from stock option exercises	75	51
Excess tax benefits from share-based compensation	(3)	(3)

Net cash (used in) provided by financing activities	(949)	30

Net increase in cash and cash equivalents	10	1,624
Cash and cash equivalents at beginning of year	2,267	643

Cash and cash equivalents at end of year	$ 2,277	$ 2,267